Exhibit 99.1

news release

Ovintiv Restructures Crude Oil Derivatives to Provide Additional Downside Protection; Company Now Plans to Reduce Second Quarter 2020 Investments by $500 Million

DENVER, April 2, 2020 – Ovintiv Inc. (NYSE, TSX: OVV) restructured its crude oil derivatives positions to provide additional downside protection for the balance of 2020. In addition, the Company now plans to further reduce its second quarter investments by an additional $200 million, bringing total capital reductions in the second quarter to $500 million. Updated hedge and sensitivity tables are included within this release.

“We have built our Company with tremendous flexibility and optionality for volatile and uncertain times like we are currently experiencing,” said Ovintiv CEO Doug Suttles. “We are using and expect to continue to use this flexibility as market conditions evolve. We have created more certainty in our cash flow by restructuring oil hedges and further reducing second quarter capital spending. We will have additional details when we report our first quarter earnings and operating results.”

Strong Hedging Position Protects Cash Flow:

•

Ovintiv is now substantially hedged on benchmark oil risk for the near term. For the second quarter of 2020, 206 Mbbls/d is hedged at an average price of $42.09 per barrel. Of these positions 191 Mbbls/d is in a fixed price swap at $41.47 per barrel and 15 Mbbls/d is covered by costless collars between $50.00 and $68.71 per barrel. The term “benchmark” above refers to NYMEX WTI and NYMEX Henry Hub.

•

With these updated positions, downside oil price risk is further reduced. A balance of year $20.00 NYMEX WTI price would generate oil hedge revenues of more than $1.1 billion. This amount excludes oil hedge settlements in the first quarter of 2020. Settlements for natural gas and various other oil differential and natural gas basis positions in 2020 are expected to further add to oil hedge revenues.

For additional information, please refer to the Company’s April investor presentation at www.ovintiv.com.

Hedge Volumes as of April 1, 2020 for the balance of the year:

Natural Gas Hedges	2020	Oil & Condensate Hedges	2020
Total Hedges	1,196 MMcf/d	Total Hedges	183 Mbbls/d
Hedges ($/Mcf)		Hedges ($/bbl)
NYMEX Swaps	811 MMcf/d	WTI Swaps	141 Mbbls/d
Swap Price	$2.65	Swap Price	$45.30
NYMEX 3-Way Options	330 MMcf/d	WTI 3-Way Options	27 Mbbls/d
Short Call	$2.72	Short Call	$61.68
Long Put	$2.60	Long Put	$53.44
Short Put	$2.25	Short Put	$43.44
NYMEX Costless Collars	55 MMcf/d	WTI Costless Collars	15 Mbbls/d
Short Call	$2.88	Short Call	$68.71
Long Put	$2.50	Long Put	$50.00
Basis Hedges ($/Mcf)		Basis Hedges ($/bbl)
AECO Basis Swaps	305 MMcfd	WTI / Midland Swaps	7 Mbbls/d
Swap Price	($0.88)	Swap Price	($1.20)
WAHA Basis Swaps	105 MMcf/d
Swap Price	($0.91)

“Updated” Price Sensitivities for WTI Oil Hedge Gains/Losses by Quarter for 2020 ($ MM):

Period	$10	$20	$30	$40	$50
2Q 2020	602	414	227	39	(148)
3Q 2020	565	404	243	82	(79)
4Q 2020	440	360	280	200	71
Q2-Q4 Total	1,607	1,178	750	321	(156)

Price Sensitivities for NYMEX Natural Gas Hedge Gains/Losses by Quarter for 2020 ($ MM)

Period	$1.00	$1.25	$1.50	$1.75	$2.00	$2.25
2Q 2020	143	123	103	83	63	44
3Q 2020	145	125	104	84	64	44
4Q 2020	141	121	102	82	63	43
Q2-Q4 Total	429	369	309	249	190	131

Note: Sensitivities do not include gains or losses related to differential hedges.

Note: Company has additional hedges on Butane and Propane not included.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This document contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: planned capital reductions, operational flexibility and anticipated hedges and hedging sensitivities based on oil and gas prices. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; assumptions regarding strip prices; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; and expectations and projections made in light of the Company’s historical experience. Risks and uncertainties include: withdrawal of, changes in or updates to corporate guidance, including as a result of changes in capital program, changes in commodity prices, and associated impact to production; ability to generate sufficient cash flow to meet obligations; commodity price volatility and impact to the Company’s stock price and cash flows; ability to secure adequate transportation and potential curtailments; business interruption, property and casualty losses or unexpected technical difficulties; the impact of COVID-19 to the Company’s operations, including maintaining ordinary staffing levels, securing operational inputs, and executing on portions of its business; counterparty and credit risk; impact of changes in credit rating and access to liquidity; risks in marketing operations; risks associated with decommissioning activities, including timing and costs thereof; risks associated with lawsuits and regulatory actions, including disputes with partners; and other risks and uncertainties as described in the Company’s Annual Report on Form 10-K and as described from time to time in its other periodic filings as filed on SEDAR and EDGAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (281) 210-5253

SOURCE: Ovintiv Inc.

Ovintiv Inc.	2